EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Third Quarter 2019 Financial Results

Revenue Outperformance Drives Third Quarter Earnings Above Expectations Despite Impacts from Hurricane Dorian

Full Year 2020 Bookings Ahead of this Year’s Record Levels in Occupancy and Pricing

Company Executes $150 Million in Share Repurchases in the Quarter

Company’s Newest and Most Innovative Ship, Norwegian Encore, Joins Fleet

MIAMI, Nov. 07, 2019 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the third quarter ended September 30, 2019, as well as provided guidance for the fourth quarter and full year 2019.

Highlights

  The Company generated GAAP net income of $450.6 million or EPS of $2.09 compared to $470.4 million or $2.11 in the prior year.  Adjusted Net Income was $481.5 million or Adjusted EPS of $2.23 compared to $506.4 million or $2.27 in the prior year.  These results include a $0.06 per share impact from voyage cancellations, itinerary modifications and relief efforts related to Hurricane Dorian.
  Total revenue increased 3.0% to $1.9 billion on a decrease in Capacity Days of 1.8%. Gross Yield increased 4.8%.  Net Yield increased 3.9% on a Constant Currency basis, outperforming August guidance by 215 basis points.
  Full year Adjusted EPS is in line with the midpoint of August guidance and is expected to be approximately $5.05, inclusive of a $0.15 per share adverse impact from Hurricane Dorian.  Without this headwind, the Company’s full year outlook would have exceeded the high-end of its August guidance range, primarily as a result of revenue outperformance in the third quarter, coupled with a stronger revenue outlook for the fourth quarter driven primarily by outperformance in the core Caribbean.
  Strong demand in the Company’s core markets more than offset the approximately 25 basis point impact on full year Net Yield growth from Hurricane Dorian, leading the Company to raise its outlook for Net Yield growth to approximately 3.0% on a Constant Currency basis.
  Company is on solid trajectory to achieve its Full Speed Ahead 2020 targets provided at its 2018 Investor Day.
  The Company’s environmental stewardship efforts to reduce the use of single-use plastics took another step forward when Norwegian Cruise Line announced it will become the first major cruise line to eliminate all single-use plastic water bottles which is expected to eliminate over six million plastic bottles each year.

“The underlying fundamentals of our business remain as strong as ever, allowing us to post another solid quarter of financial results despite the impacts from Hurricane Dorian.  The top line exceeded expectations and we recorded the highest quarterly revenue in our history,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “We are on track to deliver yet another record-breaking year in 2019, and the positive momentum for our global brands is carrying over into 2020, as demand, occupancy and pricing continue to outpace 2019 record levels, buoyed by the addition of Norwegian Encore and Seven Seas Splendor.”

Third Quarter 2019 Results

GAAP net income was $450.6 million or EPS of $2.09 compared to $470.4 million or $2.11 in the prior year.  The Company generated Adjusted Net Income of $481.5 million or Adjusted EPS of $2.23 compared to $506.4 million or $2.27 in the prior year. These results include a $0.06 per share adverse impact from voyage cancellations, itinerary modifications and relief efforts related to Hurricane Dorian.

Revenue increased 3.0% to $1.9 billion on a decrease in Capacity Days of 1.8% compared to slightly less than $1.9 billion in 2018.  This increase was primarily due to an increase in Net Yield driven by the repositioning of Norwegian Joy to North America, robust onboard spending along with strong growth in organic pricing across all core markets. Gross Yield increased 4.8%. Net Yield increased 3.9% on a Constant Currency basis and 3.3% on an as reported basis.

Total cruise operating expense increased 6.7% in 2019 compared to 2018, primarily due to continuing effects from the redeployment of Norwegian Joy during the second quarter of 2019 and incremental direct costs related to air promotions.  Gross Cruise Costs per Capacity Day increased 8.9%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 11.0% on a Constant Currency basis and 10.2% on an as reported basis.

Fuel price per metric ton, net of hedges decreased to $504 from $510 in 2018.  The Company reported fuel expense of $98.9 million in the period.

Interest expense, net decreased to $60.2 million in 2019 from $69.5 million in 2018. The decrease reflects lower outstanding debt balances and lower margins associated with recent refinancings, partially offset by newbuild financings.

Other income, net was income of $10.3 million in 2019 compared to income of $0.1 million in 2018. In 2019 the income primarily related to gains on foreign currency exchange.

Outlook

“We accelerated returns to shareholders to take advantage of current valuations and executed $150 million in share repurchases in the quarter, bringing our total capital returns since January 2018 to $1 billion,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. "The combination of the continued robust demand environment and the building excitement for the launches of Norwegian Encore and Seven Seas Splendor are setting up 2020 to be another milestone year."

2019 Guidance and Sensitivities

In addition to announcing the results for the third quarter 2019, the Company also provided guidance for the fourth quarter and full year 2019, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2019 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Fourth Quarter 2019		Full Year 2019
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	Approx. (1.0%)	Flat	Approx. 2.4%	Approx. 3.0%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 1.75%	Approx. 2.25%	Approx. 5.0%(2)	Approx. 5.75%(2)
Adjusted EPS (1)	Approx. $0.69		Approx. $5.05 (2)
Adjusted Depreciation and Amortization (1)	Approx. $158 million		Approx. $603 million (2)
Adjusted Interest Expense, net	Approx. $65.5 million		Approx. $258 million
Effect on EPS of a 1% change in Adjusted Net Yield	$0.05		$0.05 (3)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$0.03		$0.03 (3)

(1)  Excludes $4.6 million and $18.4 million of amortization of intangible assets related to the Acquisition of Prestige in the fourth quarter and full year 2019, respectively.
(2)  Excludes one-time expenses of approximately $30.6 million from Adjusted EPS, primarily resulting from a non-cash write-off, for enhancements to Norwegian Joy, associated with her redeployment to North America, of which approximately $23.6 million is excluded from Adjusted Depreciation and Amortization, and the remainder is excluded from Adjusted Net Cruise Cost Excluding Fuel per Capacity Day.
(3)  For the remaining quarter of 2019.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2019	Full Year 2019
Fuel consumption in metric tons	221,000	836,000
Fuel price per metric ton, net of hedges	$498	$490
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.02 (1)

(1)  For the remainder of 2019.

As of September 30, 2019, the Company had hedged approximately 70%, 56%, 50% and 18% of its total projected metric tons of fuel consumption for the remainder of 2019, 2020, 2021 and 2022, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2019	2020	2021	2022
% of HFO Consumption Hedged	67%	59%	52%	19%
Average USGC Price / Barrel	$47.82	$41.14	$46.09	$48.36
% of MGO Consumption Hedged	75%(1)	55%	49%	18%
Average Gasoil Price / Barrel	$82.71(2)	$84.18 (3)	$80.61	$75.31

(1)  Includes 14% of hedged consumption through a collar with a call strike of $87.25 and a put strike of $81.07.
(2)  Represents a blended rate that includes a $1.1 million benefit from 2019 Brent hedges that were replaced with Gasoil hedges in the first quarter of 2019.  Does not reflect impact of collar.
(3)  Represents a blended rate that includes a $7.4 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

The following reflects the foreign currency exchange rates the Company used in its fourth quarter and full year 2019 guidance.

	Current Guidance – November	Prior Guidance - August
Euro	$1.10	$1.11
British pound	$1.26	$1.22
Australian Dollar	$0.68	$0.68
Canadian Dollar	$0.76	$0.76

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship revitalization projects and other strategic investments.  As of September 30, 2019, anticipated capital expenditures were $1.0 billion for the remainder of 2019, $1.2 billion and $0.8 billion for the years ending December 31, 2020 and 2021, respectively. We have export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.7 billion for the remainder of 2019, $0.5 billion and $0.2 billion for the years ended December 31, 2020 and 2021, respectively.

Company Updates and Other Business Highlights

Norwegian Cruise Line Holdings Announced Organizational Changes at the Norwegian Cruise Line Brand
In October, the Company announced organizational changes at the Norwegian Cruise Line brand.  These changes include the planned departure of Andy Stuart, President and Chief Executive Officer of Norwegian Cruise Line, following the launch of Norwegian Encore and the appointment of Harry Sommer, current President, International for Norwegian Cruise Line Holdings, as Stuart’s successor. Stuart will step down from his role on December 31, 2019 and remain with the Company as Senior Advisor through March 31, 2020 to ensure a smooth transition.

Over the last several years, the Company’s management and Board of Directors have worked closely on a comprehensive succession plan that leveraged the considerable bench strength across the organization.  Sommer’s breadth of knowledge and extensive experience in the industry and Company will enable him to build off the strong position the brand holds today and chart the strategy for the next phase of the Norwegian brand’s journey.

Norwegian Cruise Line Takes Delivery of its Most Innovative Ship, Norwegian Encore

On October 30, the Company took delivery of its newest, most innovative ship, Norwegian Encore, the final Breakaway Plus Class Ship, the most successful ship class in Norwegian Cruise Line’s history.  Taking the brand’s exclusive, stand-out attractions and entertainment on board to the next level, Norwegian Encore will feature the world’s longest race track at sea at 1,100 feet with four high-speed curves extending up to 13 feet over the side of the ship; the largest outdoor laser tag arena at nearly 10,000 square feet with the addition of augmented reality elements; and new immersive escape room and interactive theatre experiences in the 10,000-square-foot Galaxy Pavilion; and Tony Award®-winning musical, “Kinky Boots” will headline the world-class entertainment on board.  In addition to featuring many of the brand’s highly rated restaurants and lounges, Norwegian Encore will debut a new elevated Italian dining experience, Onda by Scarpetta.

GRAMMY award-winning artist and superstar Kelly Clarkson has been named godmother to Norwegian Encore.  As godmother, she will perform at the christening ceremony in Miami on Thursday, November 21, as well as fulfill the longstanding maritime tradition of blessing and officially naming the beautiful Norwegian Encore. To celebrate her new title as godmother, Clarkson and Norwegian Cruise Line recognized and awarded 20 deserving music educators on “The Kelly Clarkson Show” with a seven-day cruise, showcasing the mutual appreciation for education and travel as a powerful tool that connects people and promotes awareness and understanding around the world.

Environment, Safety & Corporate Governance (ESG) Highlights

Norwegian Cruise Line to Eliminate Single-Use Plastic Water Bottles

Norwegian Cruise Line will become the first major global cruise company to become plastic water bottle free with its recently announced partnership with JUST® Goods, Inc., global consumer goods company dedicated to producing responsibly sourced products, contained in sustainable packaging.  By January 1, 2020, the cruise line will replace all single-use plastic water bottles across its fleet with JUST Water, 100% spring water in a plant-based carton that is refillable and recyclable, beginning with its newest innovative ship, Norwegian Encore.  The brand expects to eliminate over six million plastic bottles each year as part of its effort towards providing guests with more sustainable options at sea.  The decision is the latest sustainable step forward for Norwegian Cruise Line.  In 2018, the Company eliminated single-use plastic straws across its 17-ship fleet and private destinations which is expected to eliminate over 50 million plastic straws each year.  The transition away from single-use plastics across the Company’s fleet and island destinations builds upon the Company’s Sail & Sustain Environmental Program.

Company Relaunched Hope Starts Here Campaign, Contributing $3 Million to Hurricane Relief in the Bahamas

In September, the Company relaunched its Hope Starts Here hurricane relief campaign in partnership with All Hands and Hearts to provide immediate short-term relief for those affected by Hurricane Dorian.  In less than one month, the program received donations from the Company’s valued team members, loyal guests, as well as travel and business partners, which the Company matched with a $2 million cash contribution as well as nearly $1 million for in kind donations to assist All Hands and Hearts with emergency response efforts across the Bahamas, including debris cleanup and removal, and the rebuilding of community infrastructure such as houses or schools. In addition, the Company coordinated with local Bahamian authorities to bring needed provisions to the affected areas, and on September 5, Norwegian Breakaway departed Miami with hurricane relief supplies donated by Company employees, in addition to items collected by the City of Miami and other local organizations, which were delivered to Nassau, and the Company’s private island Great Stirrup Cay, Bahamas.

Company Honored for Advancing Gender Parity in the Boardroom

The Company was honored today by the Women’s Forum of New York at their fifth biennial Breakfast of Corporate Champions in New York City.  This event recognizes the S&P 500/Fortune 1000 companies which have achieved 30 percent or greater female representation on their corporate boards.  This benchmark event brings together more than 600 thought leaders and change-makers including CEOs, board directors and government officials in support of the shared goal of gender parity in the boardroom by 2025.  Norwegian’s board is committed to seeking out directors and management leadership with diverse backgrounds and has actively recruited women and members of minority groups to where today its board is comprised of 30% women and 60% members with diverse backgrounds.

In 2017, Norwegian appointed its first female director to its board, Ms. Stella David, former chief executive officer of William Grant & Sons Limited.  In 2018, retired U.S. Coast Guard Rear Admiral, Ms. Mary Landry, and Ms. Pamela Thomas-Graham, Founder and Chief Executive Officer of Dandelion Chandelier LLC were appointed as new directors to the Company’s board.

Oceania Cruises Unveiled New Go Local Tours

Oceania Cruises unveiled its groundbreaking new Go Local series of immersive destination tours.  As a part of the brand’s stream of OceaniaNEXT enhancements, these new, exclusive small-batch tours go beyond the tourist sites and embed our guests in the fabric of local communities. Guests will experience destinations on an entirely new level where they are welcomed into local homes and businesses and immersed into their way of life.  More than 120 tours are offered throughout Europe, Alaska, and South America with myriad choices of tours that run the gamut from A Day at the Farm in Kusadasi, Turkey to the Hidden Treasures of Milongas in Buenos Aires, Argentina to Playing Gaelic Games in Cork, Ireland.

Regent Seven Seas Cruises® Debuts New Serene Spa & WellnessTM Fleetwide

Regent Seven Seas Cruises® announced Serene Spa & WellnessTM, a new globally inspired spa brand, which will debut across its five-ship fleet this winter.  A new and innovative experience in travel wellness, Serene Spa & WellnessTM will enhance guests experience with exclusive, destination-inspired spa treatments, rejuvenating fitness classes, nutritionally balanced cuisine and wellness tours as they journey around the world.  Serene Spa & Wellness™, originally designed to perfect luxury on board Seven Seas SplendorTM, will launch fleetwide ahead of Seven Seas Splendor’s maiden voyage.

Oceania Cruises Debuts Aquamar Spa and Vitality Center

In October, Oceania Cruises debuted the Aquamar Spa + Vitality Center, the most unique and comprehensive spa and wellness center at sea, which will be introduced across all of its six ships this winter. As part of the brand’s continued OceaniaNEXT enhancements, the Aquamar Spa + Vitality Center extends well beyond a traditional spa, offering a complete and original collection of holistic wellness encounters both on board and ashore that supports all dimensions of wellness while encouraging a lifestyle of health and longevity.

Conference Call

The Company has scheduled a conference call for Thursday, November 7, 2019 at 10:00 a.m. Eastern Time to discuss third quarter 2019 results.  A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.  With a combined fleet of 27 ships with approximately 58,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce ten additional ships through 2027.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige and a one-time, non-cash write-off for revitalizations to Norwegian Joy associated with her redeployment to North America.

Adjusted EBITDA.  EBITDA adjusted for other income, net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted ROIC.  Adjusted EBITDA less Adjusted Depreciation and Amortization divided by debt and shareholders’ equity, averaged for four quarters.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships. Norwegian Escape, Norwegian Joy, Norwegian Bliss and Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

Full Speed Ahead 2020 Targets. The Full Speed Ahead 2020 Targets refer to long-term financial targets announced at the Company’s 2018 Investor Day.  These targets are (i) double-digit three-year Adjusted EPS CAGR (2018 to 2020), Adjusted ROIC of approximately 12% in 2020, Net Leverage of approximately 2.5x to 2.75x by the end of 2020 and approximately $1.0 to $1.5 billion of cash available for potential shareholders returns from 2018 to 2020. The Company does not provide targets on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s targets and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort. Any determination to pay dividends or repurchase shares in the future will be entirely at the discretion of the Board of Directors or management, respectively, and will depend upon our results of operations, cash requirements, financial condition, business operations, contractual restrictions, restrictions imposed by applicable law and other factors that the Board of Directors or management deems relevant.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Leverage. Long-term debt, including current portion, less cash and cash equivalents divided by Adjusted EBITDA.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Project Leonardo. The next generation of ships for our Norwegian brand.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in December 2018, March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted ROIC, Net Leverage, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Net Leverage is a performance measure that we believe provides management and investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents.  Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. Our management believes the presentation of Adjusted ROIC provides a useful performance metric to both management and investors for evaluating our effective use of capital. In addition, management uses Adjusted EPS and Adjusted ROIC as performance measures for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS, Adjusted EBITDA, Adjusted ROIC and Net Leverage may not be indicative of future adjustments or results. For example, for the nine months ended September 30, 2018, we incurred $0.5 million related to Secondary Equity Offering expenses. We included this as an adjustment in the reconciliation of Adjusted Net Income since the offering expenses are not representative of our day-to-day operations and we have included similar adjustments in prior periods; however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position and results of operations, including our 2019 guidance and Full Speed Ahead 2020 Targets, plans, potential share repurchases or dividends, future deleveraging, ESG initiatives prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; breaches in data security or other disturbances to our information technology and other networks; the risks and increased costs associated with operating internationally; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; our expansion into and investments in new markets;  overcapacity in key markets or globally; the unavailability of attractive port destinations; our inability to obtain adequate insurance coverage; evolving requirements and regulations regarding data privacy and protection and any actual or perceived compliance failures by us; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues;  pending or threatened litigation, investigations and enforcement actions; our inability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenue
Passenger ticket	$1,373,779	$1,334,460	$3,526,456	$3,301,372
Onboard and other	540,072	523,896	1,455,302	1,372,561
Total revenue	1,913,851	1,858,356	4,981,758	4,673,933
Cruise operating expense
Commissions, transportation and other	330,893	301,349	857,848	769,564
Onboard and other	122,971	117,747	309,447	281,232
Payroll and related	235,833	227,707	688,325	656,868
Fuel	98,943	99,643	297,727	288,286
Food	56,913	56,038	166,305	160,785
Other	145,211	126,460	456,187	403,083
Total cruise operating expense	990,764	928,944	2,775,839	2,559,818
Other operating expense
Marketing, general and administrative	255,148	235,436	744,991	688,986
Depreciation and amortization	156,215	143,700	482,227	415,648
Total other operating expense	411,363	379,136	1,227,218	1,104,634
Operating income	511,724	550,276	978,701	1,009,481
Non-operating income (expense)
Interest expense, net	(60,188)	(69,540)	(199,660)	(202,226)
Other income, net	10,251	98	13,433	11,354
Total non-operating income (expense)	(49,937)	(69,442)	(186,227)	(190,872)
Net income before income taxes	461,787	480,834	792,474	818,609
Income tax benefit (expense)	(11,203)	(10,456)	16,457	(18,400)
Net income	$450,584	$470,378	$808,931	$800,209

Weighted-average shares outstanding
Basic	214,207,716	221,511,630	215,614,098	224,033,156
Diluted	215,499,462	222,752,738	217,050,055	225,422,385

Earnings per share
Basic	$2.10	$2.12	$3.75	$3.57
Diluted	$2.09	$2.11	$3.73	$3.55

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income	$450,584	$470,378	$808,931	$800,209
Other comprehensive income (loss):
Shipboard Retirement Plan	95	107	284	319
Cash flow hedges:
Net unrealized gain (loss)	(209,511)	15,365	(211,548)	48,047
Amount realized and reclassified into earnings	(448)	(10,706)	(16,722)	(19,214)
Total other comprehensive income (loss)	(209,864)	4,766	(227,986)	29,152
Total comprehensive income	$240,720	$475,144	$580,945	$829,361

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$407,258	$163,851
Accounts receivable, net	67,698	55,249
Inventories	94,254	90,202
Prepaid expenses and other assets	273,506	241,011
Total current assets	842,716	550,313
Property and equipment, net	12,288,897	12,119,253
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	600,827	329,948
Total assets	$15,938,896	$15,205,970
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$605,106	$681,218
Accounts payable	72,151	159,564
Accrued expenses and other liabilities	860,698	716,499
Advance ticket sales	1,861,636	1,593,219
Total current liabilities	3,399,591	3,150,500
Long-term debt	5,672,626	5,810,873
Other long-term liabilities	593,255	281,596
Total liabilities	9,665,472	9,242,969
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 237,208,389 shares issued and 212,757,530 shares outstanding at September 30, 2019 and 235,484,613 shares issued and
217,650,644 shares outstanding at December 31, 2018	237	235
Additional paid-in capital	4,208,975	4,129,639
Accumulated other comprehensive income (loss)	(389,633)	(161,647)
Retained earnings	3,707,771	2,898,840
Treasury shares (24,450,859 and 17,833,969 ordinary shares at September 30, 2019 and December 31, 2018,
respectively, at cost)	(1,253,926)	(904,066)
Total shareholders' equity	6,273,424	5,963,001
Total liabilities and shareholders' equity	$15,938,896	$15,205,970

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities
Net income	$808,931	$800,209
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	482,497	420,154
Deferred income taxes, net	(25,731)	3,998
Loss on extinguishment of debt	3,988	6,346
Provision for bad debts and inventory	2,852	3,420
Gain on involuntary conversion of assets	(2,800)	-
Share-based compensation expense	82,070	88,797
Net foreign currency adjustments	(4,326)	(4,494)
Changes in operating assets and liabilities:
Accounts receivable, net	(12,741)	(5,649)
Inventories	(4,681)	(14,237)
Prepaid expenses and other assets	1,786	(34,668)
Accounts payable	(86,525)	3,003
Accrued expenses and other liabilities	(27,504)	136,954
Advance ticket sales	262,938	316,268
Net cash provided by operating activities	1,480,754	1,720,101
Cash flows from investing activities
Additions to property and equipment, net	(615,985)	(1,361,678)
Issuance of promissory note	(36,392)	-
Cash received on settlement of derivatives	289	64,796
Cash paid on settlement of derivatives	(556)	-
Other	7,719	755
Net cash used in investing activities	(644,925)	(1,296,127)
Cash flows from financing activities
Repayments of long-term debt	(2,882,354)	(1,233,499)
Proceeds from long-term debt	2,652,000	1,491,352
Proceeds from employee related plans	18,203	26,642
Net share settlement of restricted share units	(20,935)	(13,840)
Purchase of treasury shares	(349,860)	(463,505)
Early redemption premium	(117)	(5,154)
Deferred financing fees and other	(9,359)	(115,699)
Net cash used in financing activities	(592,422)	(313,703)
Net increase in cash and cash equivalents	243,407	110,271
Cash and cash equivalents at beginning of the period	163,851	176,190
Cash and cash equivalents at end of the period	$407,258	$286,461

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2019	2018	2019	2018

Passengers carried		726,921	823,413	2,054,908	2,128,673
Passenger Cruise Days		5,387,662	5,493,932	15,377,185	15,177,982
Capacity Days		4,854,292	4,941,643	14,198,092	13,958,331
Occupancy Percentage		111.0%	111.2%	108.3%	108.7%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2019			2019
		Constant			Constant
	2019	Currency	2018	2019	Currency	2018

Passenger ticket revenue	$1,373,779	$1,385,715	$1,334,460	$3,526,456	$3,561,062	$3,301,372
Onboard and other revenue	540,072	540,071	523,896	1,455,302	1,455,302	1,372,561
Total revenue	1,913,851	1,925,786	1,858,356	4,981,758	5,016,364	4,673,933
Less:
Commissions, transportation
and other expense	330,893	333,330	301,349	857,848	865,013	769,564
Onboard and other expense	122,971	122,971	117,747	309,447	309,447	281,232
Net Revenue	1,459,987	1,469,485	1,439,260	3,814,463	3,841,904	3,623,137

Capacity Days	4,854,292	4,854,292	4,941,643	14,198,092	14,198,092	13,958,331

Gross Yield	$394.26	$396.72	$376.06	$350.88	$353.31	$334.85
Net Yield	$300.76	$302.72	$291.25	$268.66	$270.59	$259.57

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2019			2019
		Constant			Constant
	2019	Currency	2018	2019	Currency	2018
Total cruise operating expense	$990,764	$996,548	$928,944	$2,775,839	$2,792,417	$2,559,818
Marketing, general and
administrative expense	255,148	256,518	235,436	744,991	749,565	688,986
Gross Cruise Cost	1,245,912	1,253,066	1,164,380	3,520,830	3,541,982	3,248,804
Less:
Commissions, transportation
and other expense	330,893	333,330	301,349	857,848	865,013	769,564
Onboard and other expense	122,971	122,971	117,747	309,447	309,447	281,232
Net Cruise Cost	792,048	796,765	745,284	2,353,535	2,367,522	2,198,008
Less: Fuel expense	98,943	98,943	99,643	297,727	297,727	288,286
Net Cruise Cost Excluding Fuel	693,105	697,822	645,641	2,055,808	2,069,795	1,909,722
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	533	533	543	1,601	1,601	1,627
Non-cash share-based compensation (2)	25,420	25,420	28,962	82,070	82,070	88,797
Secondary Equity Offering expenses (3)	-	-	-	-	-	482
Redeployment of Norwegian Joy (4)	-	-	-	7,051	7,051	-
Other (5)	-	-	-	-	-	(912)
Adjusted Net Cruise Cost Excluding Fuel	$667,152	$671,869	$616,136	$1,965,086	$1,979,073	$1,819,728

Capacity Days	4,854,292	4,854,292	4,941,643	14,198,092	14,198,092	13,958,331

Gross Cruise Cost per Capacity Day	$256.66	$258.14	$235.63	$247.98	$249.47	$232.75
Net Cruise Cost per Capacity Day	$163.16	$164.14	$150.82	$165.76	$166.75	$157.47
Net Cruise Cost Excluding Fuel per Capacity Day	$142.78	$143.75	$130.65	$144.79	$145.78	$136.82
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$137.44	$138.41	$124.68	$138.40	$139.39	$130.37

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(5) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income	$450,584	$470,378	$808,931	$800,209
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	878	864	2,636	2,591
Non-cash share-based compensation (2)	25,420	28,962	82,070	88,797
Secondary Equity Offering expenses (3)	-	-	-	482
Extinguishment of debt (4)	-	-	7,268	6,346
Amortization of intangible assets (5)	4,603	6,222	13,809	18,666
Redeployment of Norwegian Joy (6)	-	-	30,629	-
Other (7)	-	-	-	(912)
Adjusted Net Income	$481,485	$506,426	$945,343	$916,179
Diluted weighted-average shares outstanding	215,499,462	222,752,738	217,050,055	225,422,385
Diluted earnings per share	$2.09	$2.11	$3.73	$3.55
Adjusted EPS	$2.23	$2.27	$4.36	$4.06

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income, net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(4) Losses on extinguishment and modification of debt are included in interest expense, net.
(5) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(6) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(7) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net income	$450,584	$470,378	$808,931	$800,209
Interest expense, net	60,188	69,540	199,660	202,226
Income tax expense	11,203	10,456	(16,457)	18,400
Depreciation and amortization expense	156,215	143,700	482,227	415,648
EBITDA	678,190	694,074	1,474,361	1,436,483

Other income, net (1)	(10,251)	(98)	(13,433)	(11,354)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	533	543	1,601	1,627
Non-cash share-based compensation (3)	25,420	28,962	82,070	88,797
Secondary Equity Offering expenses (4)	-	-	-	482
Redeployment of Norwegian Joy (5)	-	-	7,051	-
Other (6)	-	-	-	(912)
Adjusted EBITDA	$693,892	$723,481	$1,551,650	$1,515,123

(1) Primarily consists of gains and losses, net for proceeds from insurance, a litigation settlement, and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(6) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Leverage was calculated as follows (in thousands):

September 30,

2019
Long-term debt, net of current portion	$5,672,626
Current portion of long-term debt	605,106
Total debt	6,277,732
Less: Cash and cash equivalents	407,258
Net Debt	5,870,474

Trailing Twelve Months Adjusted EBITDA (1)	1,934,269

Net Leverage	3.0x

(1) See the reconciliation of Net income to Adjusted EBITDA presented within.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table is a reconciliation of net income to Adjusted EBITDA:

Twelve Months Ended
September 30,
(in thousands)	2019

Net income	963,565
Interest expense, net	267,838
Income tax (benefit) expense	(20,390)
Depreciation and amortization expense	627,639
EBITDA	1,838,652
Other income, net (1)	(22,732)
Non-GAAP adjustments:
Non-cash deferred compensation (2)	2,141
Non-cash share-based compensation (3)	109,256
Secondary Equity Offering expenses (4)	401
Redeployment of Norwegian Joy (5)	7,051
Other (6)	(500)
Adjusted EBITDA	$1,934,269

(1) Primarily consists of gains and losses, net for proceeds from insurance, a litigation settlement, and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Secondary Equity Offering expenses are included in marketing, general and administrative expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.
(6) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.